EXHIBIT 99.1

                ZONE 4 PLAY REPORTS FINANCIAL RESULTS FOR Q2 2006

WILMINGTON, Delaware, August 15, 2006. Zone 4 Play, Inc. ("Zone4Play" or the "Company") (OTCBB: ZFPI.OB - NEWS), a leading developer of interactive gaming technology, today announced its financial results for the second quarter of fiscal year 2006 ended June 30, 2006:

Total revenues for the second quarter of 2006 were $206,000, a decrease of 40% from $343,000 in the same period of 2005. Revenues for the first six months of 2006 were $390,000, a decrease of 21% from $494,000 in the same period of 2005. The decrease in revenues is primarily attributable to licenses fees in the amount of $185,000 that the Company received from its customers in 2005, offset by revenues from a contract with Two Way TV Australia, and an increase in revenue share from contracts with customers such as the Winner Channel (which supports the Company's cross-platform concept) and Cablevision.

Since the Company's focus is on a revenue share business model this reflects an increase in revenues, excluding licensing fees ($185,000 for both the second quarter and the first six months of 2005, which result in a revenue of $158,000 in the second quarter of 2005 and $336,000 in the first six months of 2005) of 30% and 26% in the second quarter of 2006 and in the first six months of 2006, compared to the same period in 2005, respectively.

The Company believes that the interactive gaming market drivers for its leading edge solutions remain solid, which will create the infrastructure in the near future to result in more revenues in the quarters ahead.

Due to the adoption of the revised Statement of Financial Accounting Standard No. 123 (Revised), "Share Based Payment", on January 1, 2006, which resulted in increased compensation expenses totaling approximately $1.4 million and $1.6 million for the second quarter and for the first six months of 2006 respectively (of which $1.2 million is applicable to a single option agreement), and due to expenses related, among others, to private placements, 2005 adjustments, planned spin-off and other non-cash expenses, the company has recorded a net loss in the amount of $2.7 million for the second quarter of 2006, in accordance with Generally Accepted Accounting Principles ("GAAP") as compared with a net GAAP loss of $872,000 for the second quarter of 2005, and a net GAAP loss of $3.7 million for the first six months of 2006, as compared with a net GAAP loss of $1.7 million for the same period in 2005. Excluding these compensation expenses ($1.4 million and $1.6 million for the second quarter and for the first six months of 2006 respectively), expenses related to 2005 adjustments related to legal , accounting and marketing expenses ($142,000 for both the second quarter the six months ended June 30, 2006) and planned spin-off expenses ($58,000 for both the second quarter for the six months ended June 30, 2006) (total of $200,000 for both the second quarter and the first six months of 2006) and other non-cash expenses related to depreciation and amortization and expenses related to employees severance pay($200,000 and $400,000 for the second quarter and for the first six months of 2006 respectively), the non-GAAP net loss would have been $0.9 million for the second quarter of 2006, and $1.5 million for the first six months of 2006 instead of a GAAP net loss $2.7 million for the second quarter of 2006, and $3.7 million for the first six months of 2006.

"We believe that in the several next quarters we will start to demonstrate a significant decrease in our losses", said Shimon Citron, Zone4Play's CEO and Chairman. "We are thrilled by our multiplayer Black Jack tournament application that we plan to spin-off from the company in order to maximize its value for the benefit of our shareholders, as well as from the progress of the Winner Channel, the first ever cross-platform betting brand operating in the UK".

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USE OF NON-GAAP MEASURES

This press release provides financial measures for revenue that exclude certain licensing fees and for net income that exclude stock-based compensation expense following the adoption of SFAS 123(R), 2005 adjustments related to legal , accounting and marketing expenses, planned spin off expenses and other non cash expenses related to depreciation and amortization and expenses related to employees severance pay, and are therefore not calculated in accordance with generally accepted accounting principles (GAAP). The Company's management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance that enhances management's and investors' ability to evaluate the Company's revenue and net income and to compare it with historical revenue and net income.

The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management uses both GAAP and non-GAAP measures when evaluating the business internally and therefore felt it important to make these non-GAAP adjustments available to investors.

ABOUT ZONE4PLAY:

Zone4Play, a leading developer of interactive software and technology for the betting and gaming industry, delivers cross-platform solutions that are built for mass participation gaming. Zone 4 Play is a software and technology provider to UK bookmakers, online gaming operators, betting exchanges and to US cable, satellite and hospitality service providers, delivering online solutions, mobile solutions, interactive TV solutions and participating SMS-TV solutions. Zone4Play works with industry giants such as British Telecom, Coral Eurobet, Betfair, Channel 5 (UK), cablevision and Lodgenet .For more information visit http://www.Zone4Play.com, the content of which is not part of this press release.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. These forward-looking statements are based on the current expectations of the management of Zone4Play only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For example, when we say that we believe that the interactive gaming drivers for our solutions remain solid and will result in more revenues, or that in the several next quarters we will start to demonstrate a significant decrease in our losses, or when we discuss the multiplayer Black Jack tournament application that we plan to spin-off from the company, we are using forward looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in technology and market requirements; decline in demand for Zone4Play's products; inability to timely develop and introduce new technologies, products and applications; loss of market share and pressure on pricing resulting from competition, which could cause the actual results or performance of Zone4Play to differ materially from those contemplated in such forward-looking statements. Except as otherwise required by law, Zone4Play undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risk and uncertainties affecting Zone4Play, reference is made to Zone4Play's reports filed from time to time with the Securities and Exchange Commission.